EXHIBIT 99.3

NextWave Wireless Inc.
2005 Stock Incentive Plan
Option Award Agreement
Reference Number: 2005-1

SECTION 1. GRANT OF OPTION.

(a) Option. On the terms and conditions set forth in this Agreement and each Notice of Option Award referencing this Agreement (the “Notice”), NextWave Wireless Inc. (the “Company”) grants to the optionee on the Date of Grant an option to purchase at the exercise price a number of shares of Company common stock, par value $0.001 per share (the “Shares”). Each Notice, together with this Agreement, shall be a separate non-statutory option (i.e., an option that isn’t described in Sections 422(b) or 423(b) of the Internal Revenue Code).

(b) Option Plan and Defined Terms. This option is granted under and subject to the terms of the NextWave Wireless Inc. 2005 Stock Incentive Plan (“Plan”), which is incorporated herein. In case of any conflict between the terms of the Plan and this Agreement or the Notice, the terms of the Plan shall control. Capitalized terms not defined in this Agreement or the Notice shall have the same meaning ascribed to such term in the Plan.

(c) Duration. This Agreement shall apply to this option until its expiration and to the Shares acquired hereunder until all Shares subject to this option have vested.

SECTION 2. RIGHT TO EXERCISE.

Exercisability. This option will become exercisable to purchase Shares, also referred to as vesting, in the manner and pursuant to the schedule described in the Notice. The option will become exercisable with respect to all Shares covered hereby, i.e., fully vested, upon a Change of Control consummated while optionee is employed, effective immediately prior to the Change of Control.

SECTION 3. NO TRANSFER OR ASSIGNMENT OF OPTION.

(a) Except as provided in (c) below, this option and the rights and privileges conferred hereby shall be exercisable only by the optionee during the optionee’s lifetime, or by the person to whom the optionee’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything in the Plan to the contrary, this option and the rights and privileges conferred hereby shall be transferable pursuant to a domestic relations order.

(b) Except as provided in (c) below, neither this option nor the rights and privileges conferred hereby, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by an optionee and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(c) This option and the rights and privileges conferred hereby may be transferred for no consideration to immediate family members or related family trusts, or similar entities on such terms and conditions as the Committee may establish.

SECTION 4. EXERCISE PROCEDURES.

(a) Withholding Requirements. The Company may withhold any tax (or other governmental obligation) as a result of the exercise of this option, as a condition to the exercise of this option, and the optionee shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements. The optionee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased by exercising this option.

(b) No Assurances of Tax Consequences. This option is intended to be treated as incentive compensation and not as an equity interest in the Company prior to the date it is exercised. However, each optionee shall consult with his or her own tax counsel regarding tax treatment of this option, and the Company provides no assurances regarding such treatment, including the treatment of this award as an option and not as an equity interest in the Company.

SECTION 5. PAYMENT FOR SHARES.

(a) Wire Transfer or Check. All or part of the Exercise Price may be paid in U.S. Dollars by wire transfer or check.

(b) Other Methods of Payment for Shares. At the sole discretion of the Board of Directors, all or any part of the exercise price and any applicable withholding requirements may be paid by any other method permissible under the terms of the Plan. The Company shall notify the optionee if and when it shall make such other payment method available to the optionee.

SECTION 6. TERM AND EXPIRATION.

(a) Basic Term. Subject to earlier termination in accordance with subsection (b) below, this option shall expire on the expiration date set forth in the Notice.

(b) Termination of Service. If the optionee’s Service terminates for any reason, then this option shall expire on the earliest of the following occasions:

(i) The expiration date determined pursuant to Subsection (a) above;

(ii) The date three (3) months after the termination of the optionee’s Service for any reason other than Cause, death or Disability (or such later date as the Board of Directors may determine);

(iii) The date six (6) months after the termination of the optionee’s Service by reason of Disability (or such later date as the Board of Directors may determine) or retirement pursuant to any then current formal retirement policy of the Company;

(iv) The date twelve (12) months after the optionee’s death; or

(v) The date of termination of the optionee’s Service if such termination is for Cause or if Cause exists on such date.

The optionee (or in the case of the optionee’s death or disability, the optionee’s representative) may exercise all or part of this option at any time before its expiration under the preceding sentence, but only to the extent that this option had become exercisable for vested Shares on or before the date the optionee’s Service terminates. When the optionee’s Service terminates, this option shall expire immediately with respect to the number of Shares for which this option is not yet vested. The Company shall also have the right not to deliver Shares upon the exercise of this option if, after the exercise of this option, the optionee’s Service is terminated for Cause or it is determined that Cause existed on such date.

(c) Leaves of Absence. For any purpose under this Agreement, Service shall be deemed to continue while the optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing or if continued crediting of Service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

SECTION 7. LEGALITY OF INITIAL ISSUANCE.

No Shares shall be issued upon the exercise of this option unless and until the Company has determined that:

(a) The Company and the optionee have taken any actions required to register the Shares under the Securities Act or to perfect an exemption from the registration requirements thereof;

(b) Any applicable listing requirement of any stock exchange or other securities market on which Stock is listed has been satisfied; and

(c) Any other applicable provision of state or federal law has been satisfied.

SECTION 8.  REGISTRATION RIGHTS.

The Company may, but shall not be obligated to, register or qualify the sale of Shares under the Securities Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the sale of Shares under this Agreement to comply with any law.

SECTION 9.  RESTRICTIONS ON TRANSFER.

(a) Securities Law Restrictions. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

(b) Undertaking. The optionee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on the optionee.

(c) Investment Intent. The optionee represents and agrees that as of the Date of Grant, the Shares to be acquired upon exercising this option will be acquired for investment, and not with a view to the sale or distribution thereof. If the sale of Shares under the Plan is not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, the optionee shall represent and agree at the time of exercise that the Shares being acquired upon exercising this option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

(d) Administration. Any determination by the Company in connection with any of the matters set forth in this Section 9 shall be conclusive and binding on the optionee and all other persons.

SECTION 10.  ADJUSTMENT OF SHARES.

In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Shares, a combination or consolidation of the outstanding Shares into a lesser number of Shares, a recapitalization, a spin-off, a reclassification, or a change in corporate structure or a similar occurrence that results in a change in the Shares subject to the Plan, the terms of this option (including, without limitation, the number and kind of Shares subject to this option and the Exercise Price) shall be adjusted as set forth in Section 8(a) of the Plan. In the event that the Company is a party to a merger or consolidation, this option shall be subject to the agreement of merger or consolidation, as provided in Section 8(b) of the Plan.

SECTION 11.  MISCELLANEOUS PROVISIONS.

(a) Rights as a Shareholder. Neither the optionee nor the optionee’s representative shall have any rights as an equity owner with respect to any Shares subject to this option until the optionee or the optionee’s representative becomes entitled to receive such Shares by (i) filing a notice of exercise, and (ii) paying the exercise price as provided in this Agreement.

(b) No Retention Rights. Nothing in this option or in the Plan shall confer upon the optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the optionee) or of the optionee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(c) Notification. Any notice required by this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to the optionee at the address that he or she most recently provided to the Company.

(d) Entire Agreement. The Notice, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(e) Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(f) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the optionee, the optionee’s assigns and the legal representatives, heirs and legatees of the optionee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(g) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECION 12. DEFINITIONS.

“Cause” shall mean with respect to the optionee, “Cause” as defined in any employment agreement between the Company and the optionee or, if there is no such agreement, the following with respect to the optionee:

(i) any conviction or plea of guilty or nolo contendere to a felony,

(ii) any fraud, embezzlement, theft, willful misconduct, breach of fiduciary duty or gross negligence with respect to the Company or any of its affiliates,

(iii) any willful breach of any written policy, which breach has a material and adverse impact on the Company’s reputation or business or any confidential or proprietary information, non-compete or non-solicitation covenant for the benefit of the Company or any of its affiliates, or

(iv) any willful failure to substantially perform the optionee’s material responsibilities (it being understood that any failure to perform for reasons beyond the control of the optionee, such as disability, inadequate resources, impossibility, or the like shall not be treated as a “willful failure”).

“Change in Control” shall have the meaning provided in the Plan.

“Date of Grant” shall mean the date specified in the Notice.

“Disability” shall mean that the optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment as determined by the Board of Directors in its sole discretion.

“Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of this option, as specified in the Notice.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service” shall mean service as a common-law employee, member of the board of directors or as a consultant of the Company, a Parent or a Subsidiary.

“Share” shall mean one share of the Company’s common stock, as adjusted in accordance with Section 8 of the Plan (if applicable).

“Subsidiary” shall mean any entity that the Company owns fifty percent (50%) or more of the total outstanding equity interests.

“Transferee” shall mean any person to whom the optionee has directly or indirectly transferred any Share acquired under this Agreement.